Exhibit 10.19

Share Purchase Agreement

for the sale and purchase of the whole of the issued share capital in

Raglan Solar Pty Ltd

Dated 27 June 2022

Contents

Clauses

Terms and Conditions		4
1	Sale and Purchase	4
2	Condition	4
3	Completion	4
4	Consideration	4
5	Pre Completion	5
6	Post Completion	6
7	Warranties and Indemnities	8
8	Claims	9
9	Tax	9
10	Further assurance	9
11	Set off	9
12	Confidentiality and Announcements	9
13	Assignment	10
14	Entire Agreement	10
15	Variation and Waiver	11
16	Costs	11
17	Notices	11
18	Severability	13
19	Agreement Survives Completion	13
20	Third Party Rights	13
21	Legal Advice	13
22	Successors	13
23	Counterparts	13
24	Rights and Remedies	14
25	Governing Law and Jurisdiction	14
26	Interpretation	14

Schedules

1	Company	25
2	Seller and Sale Shares	26
3	Seller	26
4	Sale Shares	27
5	Completion	28
6	Seller Warranties	29
7	Buyer Warranties	36
8	Limitations	38

i

Commercial Terms

Date	27 June 2022
Parties
Buyer	EEW H2 LTD, incorporated and registered in England and Wales with company number 137775984 whose registered office is at 13 Hanover Square, London, England, W1S 1HN
Seller

E.E.W. ECO ENERGY WORLD DEVELOPMENT HOLDINGS

ONE B.V., incorporated and registered in the Netherlands with company number 75065665 whose registered office is at Schiphol Boulevard 127, 1118BG Schiphol.

Company and Sale Shares
Company

RAGLAN SOLAR PTY LTD, incorporated and registered in New South Wales, Australia with company number 616515514 whose registered office is at Apiary Financial, Level 2, 16

McDougall Street, Milton, Queensland.

Sale Shares	the entire issued share capital of the Company being 100 fully paid ordinary shares of 1 AUS$ each, details of which are set out at Schedule 2
Project
Project	400 MW solar photovoltaic electricity generation project located near Raglan, Gladstone Region, Queensland, Australia
Dates
Completion Date	the date ten (10) Business Day following the satisfaction of the Condition (or such earlier date following satisfaction of the Condition as designated by the Buyer by notice to the Seller)
Condition Long Stop Date	30 September 2022
First Settlement Date	the earlier of (a) 30 September 2022 (or the Completion Date if this occurs after 30 September 2022) and (b) the Development Capital Raise, or such other date as may be agreed by the Buyer and the Seller
Second Settlement Date

the earliest to occur of: (a) the Company and/or Buyer or any of its Affiliates making a final investment decision for construction of the Project and/or the Hydrogen Project, (b) the commencement of construction of any part of the Project and/or the Hydrogen Project, (c) the sale of all or substantially all of the shares in the Buyer or the Company following Completion or all or substantially all of the assets constituting the Project, (d) any Distribution Event in respect of the Buyer; (e) any Insolvency Event in respect of the Buyer and (f) the Consideration Long Stop Date in respect of the Second Settlement Date

Consideration Long Stop Date	in respect of the Second Settlement Date, 30 September 2023, or such later date to which the Buyer and the Seller may agree
Conditions
Condition	written notification from the Buyer to the Seller approving completion of the transaction

Consideration
Consideration

(a) 46,153,846 ordinary shares of £0.0001 each in the capital of the Buyer (the “Buyer Shares”), as it may be adjusted in accordance with clause 4.3, being a total subscription value of US$30,000,000 for the Buyer Shares at US$0.65 each and equal to approximately 29.07% of the total number of shares in issue in the capital of the Buyer on the First Settlement Date (prior to the Development Capital Raise);

(b) US$4,000,000 (the “First Cash Amount”); and

(c) US$6,000,000 (the “Second Cash Amount”)

Claims
Claim Deadline	Fundamental Claim Deadline: 6 months following Completion Project Claim Deadline: 6 months following Completion Tax Claim Deadline: 18 months following Completion
De Minimis Thresholds	Individual Minimum Threshold: US$10,000 Aggregate Minimum Threshold: US$100,000
Aggregate Cap	100% of the sum of the First Cash Amount and Second Cash Amount received by the Seller from the Buyer (less any amounts paid by the Seller to the Buyer pursuant to clause 6.10.2)
Other Terms
Seller Bank Account	the bank account notified by the Seller to the Buyer from time to time
Seller Notice Details	The Directors, EEW H2 Limited 13 Hanover Square, London, England, W1S 1HN With a copy by email to: sk@eew.solar
Buyer Notice Details	The Directors, E.E.W. Eco Energy World Development Holdings One B.V. Schiphol Boulevard 127, 1118BG Schiphol. With a copy by email to: sk@eew.solar

Terms and Conditions

1	Sale and Purchase

1.1	On and subject to the terms of this Agreement the Seller shall sell and the Buyer shall buy the Sale Shares free of any Encumbrance and with full title guarantee.

1.2	The Sale Shares shall be sold with the benefit of all rights attaching to or accruing to them as at Completion or subsequently, including the right to receive any dividends or other distributions declared, made or paid on or after Completion.

1.3	The Seller hereby irrevocably and unconditionally waives (or agrees to procure the waiver of) all rights of pre-emption or similar rights or other restrictions on transfer in respect of the Sale Shares (or any of them) conferred on them under the articles of association of the Company or otherwise and shall, before Completion, procure the irrevocable waiver of any such rights or restrictions conferred on any other person who is not a party to this Agreement.

1.4	The Buyer shall not be obliged to complete the purchase of any of the Sale Shares unless the sale of all the Sale Shares is completed simultaneously.

2	Condition

2.1	Each of Completion and the provisions of clauses 1 (Sale and Purchase), 3 (Completion) and 4 (Consideration) are subject to and conditional upon the Condition being satisfied on or before the Condition Long Stop Date.

2.2	If the Condition is not satisfied in accordance with clause 2.1, then this Agreement shall terminate and cease to have effect on the Condition Long Stop Date except for:

2.2.1	the Surviving Provisions; and

2.2.2	any rights, remedies, obligations or liabilities of the parties that have accrued up to the date of termination, including the right to claim damages in respect of any breach of the agreement which existed at or before the date of termination.

3	Completion

3.1	Completion shall take place on the Completion Date at the registered office of the Company (or at such other place as is agreed between the Seller and the Buyer, including virtually).

3.2	At Completion the Seller and the Buyer shall comply with their respective obligations in Part 2 of Schedule 3.

4	Consideration

4.1	The purchase price for the Sale Shares shall be the Consideration set out in the Commercial Terms.

First Settlement Date

4.2	On the First Settlement Date, the Buyer shall:

4.2.1	(prior to completion of the Development Capital Raise, if applicable) allot and issue to the Seller the Buyer Shares, free of any Encumbrances (save to the extent that the Buyer Shares have previously been allotted and issued pursuant to clause 4.4); and

4.2.2	(following completion of the Development Capital Raise, if applicable, and, in any event, on the First Settlement Date) pay the Seller the First Cash Amount.

4.3	If on or prior to the First Settlement Date any shares in the capital of the Buyer are issued and allotted to any person at a subscription price per share that is lower than US$0.65, the number of Buyer Shares shall be re-calculated as US$30,000,000 divided by such lower subscription price, and clause 4.2.1 shall apply accordingly.

4.4	The Buyer shall allot and issue to the Seller the Buyer Shares, free of any Encumbrances, prior to the First Settlement Date, within two (2) Business Days of the Seller issuing notice to the Buyer.

Second Settlement Date

4.5	On the Second Settlement Date, the Buyer shall pay the Seller the Second Cash Amount.

Additional Buyer Shares

4.6	The Seller shall be entitled, by notice to the Buyer no later than five (5) Business Days prior to the Second Settlement Date, to subscribe for ordinary shares of £0.0001 each in the Buyer on the Second Settlement Date for a subscription price for each share of US$0.65 (the “Additional Buyer Shares”) and a total subscription amount not exceeding the Second Cash Amount, as designated by the Seller in the notice (the “Additional Subscription Amount”).

4.7	If the Seller issues a notice pursuant to clause 4.6, the Buyer shall, on the Second Settlement Date, allot and issue to the Seller the Additional Buyer Shares, clause 4.4 shall apply, mutatis mutandis, and the liability of the Buyer to pay such part of the Second Cash Amount which is equal to the Additional Subscription Amount designated in the notice pursuant to clause 4.6 shall be deemed to be discharged upon allotment and issue of the Additional Buyer Shares and each Additional Buyer Share shall be deemed to be fully paid up.

Payments

4.8	Each payment to be made by the Buyer to the Seller under or in connection with this Agreement shall be made:

4.8.1	in US Dollars;

4.8.2	by electronic funds transfer on the due date for payment to the Seller Bank Account set out in the Commercial Terms; and

4.8.3	in full in immediately available funds and without any set-off or counterclaim howsoever arising and will be free and clear of any deductions or withholdings whatsoever except and only to the extent required by Applicable Law.

4.9	The First Cash Amount and Second Cash Amount paid to the Seller shall, to the extent permitted by Applicable Law, be deemed to be reduced by the amount of any payment made to the Buyer for each and any Claim.

5	Pre Completion

5.1	The Seller shall procure that, at all times during the period following the date of this Agreement and prior to Completion:

5.1.1	the Company shall carry on its business in the normal and ordinary course and use reasonable endeavours to preserve the assets constituting the Project;

5.1.2	no person shall (without the prior written approval of the Buyer):

(a)	sell, transfer or otherwise dispose of any material assets or otherwise make any change to the Company’s business structure or organisation; or

(b)	transfer, allot, issue, grant any options over, redeem, purchase, consolidate, convert, reclassify, sub-divide or reduce or otherwise reorganise or change any share or loan capital of the Company or issue any share warrants or securities convertible into shares in the Company; or

v

(c)	pass or propose any resolution of the members of the Company; or

(d)	change the auditors or the accounting reference date of the Company; or

(e)	declare, make or pay any dividend or make any other distribution of the Company’s assets; or

(f)	create or permit to be created any encumbrance over any of the Sale Shares or any of the assets or undertaking of the Company; or

(g)	in respect of the Company, give any financial or other guarantee, or any similar security or indemnity.

5.2	Clause 5.1 shall not operate to restrict the Seller or the Company from taking any action which:

5.2.1	is expressly contemplated, permitted or required by this Agreement; or

5.2.2	is required to be taken pursuant to or in connection with a Material Contract, Planning Permission or Applicable Law.

6	Post Completion

Powers of attorney

6.1	The Seller irrevocably undertakes to the Buyer that, for the period from (and including) Completion to the date the Buyer or its nominee is registered as the holder of the Sale Shares after Completion, it shall:

6.1.1	hold the Sale Shares and any dividends and other moneys or assets paid or distributed in respect of them and all rights arising out of or in connection with them from Completion in trust for the Buyer; and

6.1.2	deal with the Sale Shares and all such dividends, distributions and rights as the Buyer may direct from Completion until the date on which the Buyer or its nominee is entered in the register of members of the Company as the holder of the Sale Shares.

6.2	The Seller irrevocably (by way of security to secure the proprietary interest of the Buyer as buyer of the Sale Shares) and unconditionally appoints the Buyer as its attorney to do and perform any acts and things which the Buyer in its absolute discretion considers necessary or desirable in connection with the Sale Shares from Completion until the date the Buyer or its nominee is registered as the holder of the Sale Shares as if the Buyer was so registered, including (without prejudice to the generality of the foregoing):

6.2.1	exercising any rights, privileges or duties attaching to the Sale Shares including, without limitation, receiving notices of, and attending and voting at, all meetings of the shareholders of the Company and meetings of the members of any particular class of the Sale Shares and all or any adjournment of such meetings and to consent to any such meeting being held at shorter notice than is required under the articles of association of the Company or Applicable Law and to sign any written resolution of the Company; and

6.2.2	approving, completing and delivering any consents, proxies or resolution and any other documents required to be signed by the Seller as a member of the Company from Completion until the date on which the Buyer or its nominee is entered in the register of members of the Company as the holder of the Sale Shares.

6.3	For the purpose of clause 6.2, the Seller irrevocably and unconditionally authorises the Company from Completion to send any notices in respect of its shareholding to the Buyer.

Release

6.4	Following Completion, the Buyer shall procure the unconditional release of the Seller and each of its Affiliates from any guarantee, commitment, assurance or security of whatever nature in respect of any obligation of the Company to any person.

Buy Back

6.5	If:

6.5.1	the Buyer fails to perform any of its obligations pursuant to clause 4.2 or clause 4.5 within twenty (20) Business Days of the First Payment Date or Second Payment Date (as applicable); and/or

6.5.2	at any time:

(a)	the Company and/or Buyer or any of its Affiliates has made a final investment decision for construction of the Project but not in respect of the Hydrogen Project;

(b)	the Company and/or the Buyer or any of its Affiliates has commenced construction of any part of the Project but not in respect of the Hydrogen Project; and/or

(c)	the Hydrogen Project is abandoned and/or not under active development by the Buyer, then the Seller may issue a notice to the Buyer (the “Buy Back Notice”).

6.6	Within ten (10) Business Days of the issuance of the Buy Back Notice (the Buy Back Completion Date), the Buyer shall sell and the Seller shall purchase the Sale Shares (and any other shares or securities issued in the capital of the Company) (the Buy Back Shares), free of any Encumbrances and with full title guarantee (a Buy Back Completion).

6.7	The Buy Back Shares shall be sold with the benefit of all rights attaching to or accruing to them as at Buy Back Completion or subsequently, including the right to receive any dividends or other distributions declared, made or paid on or after Buy Back Completion.

6.8	The Buyer hereby irrevocably and unconditionally waive (or agree to procure the waiver of) all rights of pre-emption or similar rights or other restrictions on transfer in respect of the Buy Back Shares (or any of them) conferred on them under the articles of association of the Company or otherwise and shall, before Buy Back Completion, procure the irrevocable waiver of any such rights or restrictions conferred on any other person who is not a party to this Agreement.

6.9	The Seller shall not be obliged to complete the purchase of any of the Buy Back Shares unless the sale of all the Buy Back Shares is completed simultaneously.

6.10	On the Buy Back Completion Date:

6.10.1	the Parties shall each take such actions as may be reasonably necessary in accordance with Applicable Law to give full force and effect to the Buy Back Completion, including each equivalent action set out in Schedule 3; and

6.10.2	conditional on Buy Back Completion having occurred, the Seller shall pay the Buyer the total amount paid in cash to the Seller by the Buyer prior to the Buy Back Completion Date as consideration for the Sale Shares pursuant to this Agreement, up to a maximum amount equal to fifty per cent. (50%) of the First Cash Amount, save that the Seller shall be entitled to deduct from such amount any Taxation, costs and expenses incurred by the Seller or its Affiliates in connection with the Buy Back Completion.

6.11	Following Completion and prior to the earlier of (a) the date on which the Buyer has performed all of its obligations pursuant to clause 4.2 and clause 4.5 and (b) Buy Back Completion, the Buyer shall procure that:

6.11.1	the Company shall carry on its business in the normal and ordinary course and use reasonable endeavours to preserve each asset constituting the Project;

6.11.2	no person shall (without the prior written approval of the Seller):

(a)	sell, transfer or otherwise dispose of any material assets or otherwise make any change to the Company’s business structure or organisation; or

(b)	transfer, allot, issue, grant any options over, redeem, purchase, consolidate, convert, reclassify, sub-divide or reduce or otherwise reorganise or change any share or loan capital of the Company or issue any share warrants or securities convertible into shares in the Company; or

(c)	pass or propose any resolution of the members of the Company; or

(d)	change the auditors or the accounting reference date of the Company; or

(e)	declare, make or pay any dividend or make any other distribution of the Company’s assets; or

(f)	create or permit to be created any encumbrance over any of the Buy Back Shares or any of the assets or undertaking of the Company; or

(g)	in respect of the Company, give any financial or other guarantee, or any similar security or indemnity.

7	Warranties and Indemnities

Seller Warranties

7.1	The Seller each warrant and represent to the Buyer in the terms of the Seller Warranties on the date of this Agreement.

7.2	Where the Seller Warranty refers to the knowledge, belief or awareness of the Seller (or similar expression), such knowledge, belief or awareness shall be interpreted to mean only those facts, matters or circumstances of which the directors of the Seller are actually aware as at the date of this Agreement.

7.3	Each of the Seller Warranties shall be separate and independent and shall not be limited by reference to any other Seller Warranty or any other provision of this Agreement.

7.4	The Seller unconditionally and irrevocably waives all and any rights and claims that it may have against the Company or any of the Company’s Representatives on whom the Seller has, or may have, relied to enable it to give the Warranties and/or in connection with the preparation of the Data Room, or agreeing the terms of this Agreement, and further undertakes to the Buyer, the Company and each of the Representatives not to make any such claim.

Buyer Warranties

7.5	The Buyer warrants to the Seller in the terms of the Buyer Warranties on the date of this Agreement.

7.6	Each of the Buyer Warranties shall be separate and independent and shall not be limited by reference to any other Buyer Warranty or any other provision of this Agreement.

Indemnity

7.7	The Buyer shall indemnify and hold the Seller and each of its Affiliates harmless in respect of any claim, action or legal proceeding (or Loss suffered or incurred by the Seller or any of its Affiliates pursuant to any claim, action or legal proceeding) that may be brought by any direct or indirect shareholder in the Buyer arising out of or in connection with this Agreement or the Project.

8	Claims

8.1	Schedule 6 shall apply to limit or exclude, in accordance with its terms, any liability which the Seller might otherwise have in respect of a Claim.

8.2	Nothing in this Agreement shall apply to limit any liability of the Seller to the extent that the Claim (or the delay in the discovery of it) is the consequence of or is increased as a consequence of any fraud or fraudulent misrepresentation on the part of the Seller or any of its Representatives.

9	Tax

9.1	If any deductions or withholdings are required, or any payments made by or due from the Buyer under this Agreement is liable for Taxation (including Taxation of the Seller or the Buyer and whether in the hands of the Seller or otherwise, or would have been liable for Taxation but for the utilisation of any Tax relief in respect of such liability) the Buyer shall pay the Seller such further sums as shall be required to ensure that the net amount received by the Seller will equal the full amount which would have been received under this Agreement in the absence of any such deductions, withholdings or Taxation liabilities.

9.2	The Buyer shall be responsible for all Taxation relating to the issuance of the Buyer Shares pursuant to this Agreement and shall indemnify and hold harmless the Seller and its Affiliates in connection with such Taxation.

9.3	The Seller declares, at the date of this Agreement and at Completion, under subsection 14- 225(2) and for the purposes of section 14-210(3) of Schedule 1 to the Taxation Administration Act 1953 (Cth) that the Sale Shares are not indirect Australian real property interests within the meaning of section 855-25 of the Income Tax Assessment Act 1936 (Cth) and the Income Tax Assessment Act 1997 (Cth).The Buyer acknowledges that, subject to the Buyer not knowing the declaration in this clause to be false, no withholding, deduction or payment is required to be made to the Australian Taxation Office under subdivision 14-D of Schedule 1 to the Taxation Administration Act 1953 (Cth) in relation to payment of the First Cash Amount or Second Cash Amount.

10	Further assurance

Each Party shall (and shall use reasonable endeavours to procure that any relevant third party shall) promptly execute and deliver such documents and perform such acts as the other Party may reasonably require from time to time to give full effect to the matters contemplated by this Agreement, including to vest the legal and beneficial ownership to the Sale Shares in the Buyer and to give each Party the full benefit of this Agreement.

11	Set off

No Party shall be entitled to set off any amount owed by it to another Party pursuant to this Agreement against any amount that Party may owe it pursuant to this Agreement or otherwise.

12	Confidentiality and Announcements

12.1	Each Party shall keep confidential (and shall ensure that its employees, agents, its Affiliates and the employees and agents of its Affiliates shall keep confidential) and shall not use or disclose (without the prior written consent of the other Parties) any Confidential Information, except where the Confidential Information is:

12.1.1	publicly available, other than as a result of a breach by a Party;

12.1.2	obtained by a Party before that information was disclosed to it by or on behalf of another Party and which was not subject to any confidentiality restriction at the time it was obtained;

12.1.3	lawfully available to a Party from a third party who was not subject to any confidentiality restriction prior to the disclosure of such Confidential Information;

12.1.4	required to be disclosed by Applicable Law or by order or ruling of a court or administrative body of a competent jurisdiction or by the rules of a recognised investment exchange or any regulatory body to which any Party or its Affiliate submits;

12.1.5	disclosed to its Affiliate, directors, employees, consultants, advisers, auditors or insurers of a Party where such disclosure is for a purpose related to the operation of this Agreement and where the recipients of such Confidential Information are made aware of the confidentiality restrictions applying to it and are required to keep it confidential;

12.1.6	disclosed to a Tax Authority where reasonably required for the purposes of that Party’s tax affairs;

12.1.7	disclosed to a potential transferee in respect of shares in a Party or any of its Affiliates, where such disclosure is required to enable the potential transferee to determine whether and on what terms to make an offer for such shares and the potential transferee is made aware of the confidentiality restrictions applying to the Confidential Information and required to abide by them; or

12.1.8	disclosed with the written consent of the Party or Affiliate that the information relates to.

12.2	The Buyer shall, and shall procure that its Affiliates and its and their Representatives shall, comply at all times in accordance with the Inside Information and Dealing Policy and all Applicable Laws relating to inside information and dealings in listed securities.

13	Assignment

13.1	Subject to clause 13.2, no Party shall assign, transfer, mortgage, charge, declare a trust of, or deal in any other manner with any or all of its rights and obligations under this Agreement or any other Transaction Document without the prior written consent of the other parties (such consent not to be unreasonably withheld or delayed).

13.2	Following Completion:

13.2.1	the Seller shall be entitled to assign any or all of its rights pursuant to this Agreement to any other person, by notice to the Buyer;

13.2.2	the Seller shall be entitled to charge and/or assign by any or all of its rights pursuant to this Agreement to any other person by way of security, by notice to the Buyer; and

13.2.3	the Seller shall be entitled to transfer all of its rights and obligations to any Affiliate,

and, in each case, upon request of the Buyer, the Seller shall enter into such documents as may be reasonably be required to give effect to such assignment or transfer.

14	Entire Agreement

14.1	This Agreement together with the other Transaction Documents constitute the entire agreement and understanding between the parties and supersede and extinguish all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

14.2	The Buyer acknowledges and agrees (for itself and on behalf of each other member of the Buyer’s Group) and with the Seller (on its own behalf and on behalf of each Affiliate of the Seller) that:

14.2.1	neither the Seller nor any Affiliate of the Seller nor any of their respective agents, directors, officers, employees or advisers has given or made any representation, warranty, undertaking, covenant or assurance of any nature whatsoever to the Buyer or any other member of the Buyer’s Group other than those expressly set out in this Agreement and, without limitation, neither the Seller, nor any Affiliate of the Seller nor any of their respective agents, directors, officers, employees or advisers makes or has previously made any representation, warranty, undertaking, covenant or assurance of any nature whatsoever (whether or not in writing) as to the accuracy of the Data Room or of the forecasts, estimates, projections, statements of intent or statements of opinion provided to the Buyer on or prior to the date of this Agreement, including anything contained in or derived from any process letter, teaser or other document provided by or on behalf of the Seller prior to the entry into this Agreement with the intention of securing a Buyer for the Sale Shares; and

x

14.2.2	to the extent that any such representation, warranty, undertaking, covenant or assurance of any nature whatsoever has been given, the Buyer (for itself and on behalf of each other member of the Buyer’s Group) unconditionally and irrevocably waives any and all claims or remedies which it or they might otherwise have had in relation to any such representation, warranty, undertaking, covenant or assurance.

14.3	Nothing in this clause 14 or otherwise under this Agreement will exclude or limit any liability for, or remedy in respect of, fraud or fraudulent misrepresentation.

15	Variation and Waiver

15.1	No variation of this Agreement shall be effective unless it is in writing and signed by each of the Buyer and Seller (or their authorised representatives).

15.2	A waiver of any right or remedy under this Agreement or by law is only effective if it is given in writing and is signed by the person waiving such right or remedy. Any such waiver shall apply only to the circumstances for which it is given and shall not be deemed a waiver of any subsequent breach or default.

15.3	A failure or delay by any person to exercise any right, power or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy.

15.4	No single or partial exercise of any right, power or remedy provided under this Agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.

15.5	A Party that waives a right, power or remedy provided under this Agreement or by law in relation to one party or takes or fails to take any action against that party, does not affect its rights in relation to any other Party.

16	Costs

16.1	Except as otherwise expressly provided in this Agreement or any other Transaction Document, each party shall pay its own costs and expenses incurred in connection with the preparation, negotiation, execution and implementation of this Agreement and the other Transaction Documents.

17	Notices

17.1	A notice given to a Party under or in connection with this Agreement:

17.1.1	shall be in writing and in English;

17.1.2	shall be signed by or on behalf of the party giving it;

17.1.3	shall be sent to the relevant party for the attention of the named contact and to the address specified in the Commercial Terms or such other named address or contact as that party may notify to the others in accordance with the provisions of this clause 17;

17.1.4	shall be:

(a)	delivered by hand or left at the relevant address; or

(b)	sent by pre-paid first class post, recorded delivery or special delivery; or

(c)	sent by email; and

17.1.5	is deemed received as set out in clause 17.4.

17.2	A notice to the Seller shall be sent to, and deemed to be received if sent to, the address set out in respect of the Seller Notice Details in the Commercial Terms.

17.3	A Party may change its address details for service of notices as specified in the Commercial Terms by giving notice to each of the other parties, provided that in the case of a change to the party’s postal address the new address is an address in the UK. Any change notified pursuant to this clause shall take effect at 9.00 am on the later of:

17.3.1	the date (if any) specified in the notice as the effective date for the change; and

17.3.2	five (5) Business Days after deemed receipt of the notice of change,

save that any change to the Seller Notice Details in the Commercial Terms shall only be made by the Seller Representative.

17.4	Delivery of a notice is deemed to have taken place (provided that all other requirements in this clause 17 have been satisfied):

17.4.1	if delivered by hand or left at an address, at the time the notice is left at the address; or

17.4.2	if sent by pre-paid first class post, recorded delivery or special delivery to an address in the UK, 48 hours after posting; or

17.4.3	if sent by email, at the earlier of:

(i)	the time a return receipt is generated automatically by the recipient’s email server;

(ii)	the time the recipient acknowledges receipt; and

(iii)	twenty-four (24) hours after transmission, provided that no automatic reply is received by the sender; or

17.4.4	if deemed receipt under the previous paragraphs of this clause 17.4 would occur outside business hours (meaning 9.00 am to 5.00 pm Monday to Friday on a day that is not a public holiday in the place of deemed receipt), at 9.00 am on the day when business next starts in the place of deemed receipt. For the purposes of this clause, all references to time are to local time in the place of deemed receipt.

17.5	To prove service, it is sufficient to prove that:

17.5.1	if delivered by hand, the notice was delivered to the correct address; or

17.5.2	if sent by post, recorded delivery or special delivery, the envelope containing the notice was properly addressed, paid for and posted; or

17.5.3	if sent by email, the email was sent to the appropriate email address and dispatch of transmission from the sender’s external gateway was confirmed as specified pursuant to the Commercial Terms.

17.6	A Party shall not attempt to prevent or delay service on it of a notice connected with this Agreement.

17.7	The deemed service provisions set out in this clause 17 shall not apply to a notice served by post, if there is a national or local suspension, curtailment or disruption of postal services which affects the collection of the notice or is such that the notice cannot reasonably be expected to be delivered within 48 hours after posting. A notice given under or in connection with this Agreement is not valid if sent by fax.

18	Severability

If any provision or part-provision of this Agreement is found by any court or competent authority to be invalid, illegal or unenforceable in any jurisdiction, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this Agreement or affect the validity, legality and enforceability of that provision or part-provision in any other jurisdiction.

19	Agreement Survives Completion

This agreement (other than obligations that have already been fully performed) remains in full force after Completion.

20	Third Party Rights

Save for the rights of the Company and Affiliates of the Buyer referred to in this Agreement, a person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 or otherwise to enforce any term of, or enjoy any benefit under, (whether express or implied) this Agreement.

21	Legal Advice

Each Party acknowledges that it has taken all necessary legal advice in connection with this Agreement, each other Transaction Documents and the matters contemplated therein.

22	Successors

This agreement is made for the benefit of the parties and their successors and permitted assigns, and the rights and obligations of the parties under this Agreement shall continue for the benefit of, and shall be binding on, their respective successors and permitted assigns.

23	Counterparts

23.1	This agreement may be executed in any number of counterparts and by the parties on separate counterparts but shall not be effective until each party has executed and delivered at least one counterpart.

23.2	Each counterpart when executed shall constitute a duplicate original of the agreement and all the counterparts shall together constitute the one agreement.

23.3	This agreement may be executed either in manuscript or electronically (using an application such as Docusign or Signable) and notwithstanding any defects which arise out of such electronic execution (whether by reference to the requirements of section 1 of the Law of Property (Miscellaneous Provisions) Act 1989 or otherwise) is intended to take effect as a deed.

24	Rights and Remedies

Except as expressly provided in this Agreement, the rights, powers and remedies provided under this Agreement are in addition to, and not exclusive of, any rights, powers or remedies provided by general law or otherwise.

25	Governing Law and Jurisdiction

25.1	This Agreement and any dispute or claim or obligation (including non-contractual disputes, claims or obligations) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with English Law.

25.2	Any dispute arising out of or in connection with this contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause.

25.3	The number of arbitrators shall be one.

25.4	The seat, or legal place, of arbitration shall be London, United Kingdom.

25.5	The language to be used in the arbitral proceedings shall be English.

25.6	The claimant and respondent parties shall seek to agree the identity of the arbitrator within thirty (30) days of the referral of a dispute to arbitration. Failing such agreement, the arbitrator shall be appointed in this period, an arbitrator shall be appointed on their behalf by the LCIA Court in accordance with the LCIA Rules.

26	Interpretation

26.1	The definitions and rules of interpretation in this clause apply in this Agreement:

ABC Event	in respect of a person, a conviction, without further possibility of appeal, from a court of competent jurisdiction that the person has breached Anti-Bribery and Corruption Laws

Additional Buyer Shares	has the meaning given to it in clause 4.6;

Additional Subscription Amount	has the meaning given to it in clause 4.6;

Affiliate	(a)	in relation to a body corporate, a person that directly or indirectly Controls or is directly or indirectly Controlled by or is under common Control with (whether either is under direct or indirect Control), the person specified; or

	(b)	in relation to a limited partnership, (i) the general partner of such person or, if the general partner of such person is a body corporate, any person who Controls or is an Affiliate of the general partner (within the meaning of (a) above) and (ii) a person that is directly or indirectly Controlled by or is under common Control with (whether either is under direct or indirect Control) the person specified

Aggregate Claim Cap	has the meaning given to it in the Commercial Terms

Aggregate Minimum Threshold	has the meaning given to it in the Commercial Terms

Anti-Bribery and Corruption Laws	in relation to a person, (i) all Applicable Laws relating to anti-bribery and corruption applicable to such person, including, if applicable, the Bribery Act 2010, (ii) any legislation or rule implementing Directive 2018/843/EU in the United Kingdom, (iii) Foreign Corrupt Practices Act of 1977 ( FCPA) ( 15 U.S.C. § 78dd-1, et seq.) and (iv) the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions)

Applicable Law	all laws, regulations, statutes, subordinate legislation and civil and common law codes, all judgments, orders, decrees, notices, instructions, decisions and awards of any court, tribunal or governmental entity and all codes of practice, statutory guidance and policy notes having force of law

Business Day	a day other than a Saturday, Sunday or public holiday in England when banks in London are open for non- automated banking business

Buyer’s Group	the Buyer and its Affiliates from time to time

Buyer Warranties	the warranties set out in Schedule 5

Buyer Shares	has the meaning given to it in the Commercial Terms

Buy Back Completion	has the meaning given to it clause 6.6

Buy Back Completion Date	has the meaning given to it clause 6.6

Buy Back Notice	has the meaning given to it clause 6.5

Buy Back Shares	has the meaning given to it clause 6.6

CA 2006	the Companies Act 2006

Claim	the Project Claim, Fundamental Claim or Tax Claim

Company	has the meaning given to it in the Commercial Terms

Competent Authority	any government or governmental, quasi- governmental, municipal or prefectural (including their divisional or sub-divisional offices), statutory, regulatory or investigative body or court in the UK, the Netherlands or Australia which has jurisdiction in accordance with Applicable Laws

Completion	completion of the sale and purchase of the Sale Shares in accordance with this Agreement

Completion Date	has the meaning given to it in the Commercial Terms

Condition	has the meaning given to it in the Commercial Terms

Condition Long Stop Date	has the meaning given to it in the Commercial Terms

Confidential Information	all information (whether oral or recorded in any medium) relating to the business, financial or other affairs (including future plans) of the Company of the Buyer or the Seller which is treated by the Company, the Seller or the Buyer (as the case may be) as confidential, or is marked or is by its nature confidential, together with the contents of this Agreement (including all Schedules)

Consideration	has the meaning given to it in the Commercial Terms;

Control	of a person (including with correlative meaning the terms Controlled by and under common Control with), the power to direct the management and policies of such person directly or indirectly, whether through the ownership of voting securities, by contract or otherwise

Data Room	the virtual data room made available by the Seller to the Buyer as at the date five (5) Business Days prior to the date of this Agreement

Dangerous Substance	any natural or artificial substance, preparation (a mixture or solution of two or more substances) or biological agent (including, without limitation, radiation or sources of radiation) (whether in the form of a solid, liquid, gas or vapour), the presence, generation, transportation, storage, treatment, use or disposal of which (whether alone or in combination with any other substance) gives rise to a risk of causing harm to human health or safety or harm to any other living organism or causing damage to the Environment, or any Waste

Development Agreement	the development services agreement between the Buyer and a subsidiary undertaking of E.E.W. Eco Energy World plc dated on or about the date of this Agreement

Development Capital Raise	the raising of capital by the Buyer, via a subscription for equity by one or more investors for a minimum of one hundred and ten per cent. (110%) of the First Cash Amount (whether in one or more than one instalment or subscription);

Disclosed	fairly disclosed to the Buyer in or under the Data Room

Distribution Event	any determination by the directors of the Buyer that there are positive distributable reserves which the Buyer intends to distribute to the shareholders of the Buyer

Distribution Network Operator or DNO	the authorised electricity operator who owns or operates the distribution or transmission network applicable to the Project

EHS Laws	all applicable laws, statutes, regulations, subordinate legislation, bye-laws, common law and other national, international, federal, European Union, state and local laws, judgments, decisions and injunctions of any court or tribunal, codes of practice and guidance notes that are legally binding and in force as at the date of this Agreement to the extent that they relate to or apply to the Environment or to the health and safety of any person

EHS Matters	(a)	the pollution of the Environment;

	(b)	the presence, existence, disposal, release, spillage, deposit, escape, migration or emission of any Dangerous Substance;

(c)	the exposure or risk of exposure of any person to any Dangerous Substance;

(d)	the creation or existence of any noise, odour, radiation or common law or statutory nuisance;

(e)	the health and safety of any person, including any accidents, injuries, illnesses or diseases; or

(f)	the conservation or protection of, or prevention of harm to the Environment

EHS Permits	any permits, licences, consents, certificates, registrations, notifications or other authorisations required under any EHS Laws in respect of the Project or in relation to any Site

Employee	any person employed under a contract of employment (or who is otherwise recognised as an employee pursuant to Applicable Law)

Encumbrance	any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge (fixed or floating), pledge, lien, assignment (including by way of security), hypothecation, security interest, title retention or any other security agreement or arrangement (including any related trust or retention arrangement), or any agreement to create any of the same

Environment	any of the following media wherever situated, namely, air (including air within buildings and within other natural or man-made structures above or below the ground), water and land (including any natural or man-made structures thereon) and any human, plant or animal life and all living organisms supported by any of those media

First Cash Amount	has the meaning given to it in the Commercial Terms

First Settlement Date	has the meaning given to it in the Commercial Terms

Fundamental Claim	any claim, lawsuit, action, proceedings or judgment arising out of or in connection with any of the Fundamental Warranties

Fundamental Warranties	each of the Seller Warranties set out at Part 1 of Schedule 4

Grid Connection Offer	the grid connection offers from the DNO to the Company provided in the Data Room

Land Agreement	each lease, option to lease, purchase agreement or option to purchase and any other agreement concerning any interest in land in each case necessary or desirable in connection with the Project

Human Rights Event	in respect of a person, a conviction, without further
possibility of appeal, from a court of competent jurisdiction that the person has breached any Human Rights Law

Human Rights Law	any Applicable Laws relating to human trafficking, modern slavery and human rights, including those Applicable Laws administered by any Competent Authority

Hydrogen Project	the green hydrogen and/or green ammonia project under development by the Buyer located in proximity to the Project

Inside Information and Dealing Policy	any bona fide policy of the Buyer concerning inside information, insider dealing and market abuse

Indebtedness	in relation to the Company, including (without limitation) for or in respect of:

(a)	all obligations for borrowed money and debit balances at banks or other financial institutions save for any overdraft arrangements in the normal course of business;

(b)	all obligations evidenced by bonds, debentures, indemnities, notes, loan notes or other instruments with a debt-like return or any other interest bearing liabilities and all reimbursement or other obligations in respect of letters of credit or banker’s acceptances;

(c)	all obligations (including any liability) in respect of finance leases, hire purchase agreements or to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices);

(d)	all obligations (including any liability) owing under any foreign exchange contract, derivative, hedge, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of a person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured;

(e)	any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other person that constitutes Indebtedness under any of subparagraphs (a) to (e) inclusive, but excluding, for the avoidance of doubt, obligations to trade creditors incurred in the ordinary course of business and trade payables incurred in the ordinary course of business

Individual Minimum Threshold	has the meaning given to it in the Commercial Terms

Insolvency Event	in respect of a person:

(a)	the person proposes or is the subject of a voluntary arrangement under the Insolvency Act 1986 or any other steps are taken or negotiations commenced by the party or any of its creditors with a view to proposing any kind of composition, compromise, assignment or arrangement involving the party and any of its creditors or any agreement is entered into by the party with any of its creditors which constitutes any kind of financial composition or compromise or which reschedules the party’s indebtedness;

(b)	the person is deemed or declared for the purpose of any Applicable Law to be unable to pay its debts within the meaning of section 123 Insolvency Act 1986, or calls a meeting for the purpose of passing a resolution to wind it up (other than for a members’ voluntary winding up for the purpose of a solvent reconstruction or an amalgamation) or such a resolution is passed, or a resolution is passed by the directors of the party to seek a winding up order, or the party presents, or has presented, a petition for a winding up order, or has an administrative receiver, or receiver, appointed over all or any part of its business, undertaking, property or assets;

(c)	an order is made for the appointment of an administrator to manage the assets, business and affairs of the person or documents are filed with a court of competent jurisdiction for the appointment of such an administrator or notice is given of intention to appoint such an administrator by the party or its directors or by a qualifying floating charge holder (as defined in paragraph 14 of schedule B1 Insolvency Act 1986) or a resolution is passed by the directors of the party to seek the appointment of such an administrator;

(d)	the person stops or suspends making payments (whether of principal or interest) with respect to all or any class of its debts or announces an intention to do so or a moratorium is declared in respect of any of its indebtedness or the party suspends or ceases or threatens to suspend or cease to carry on its business;

(e)	any judgment or order made against the person is not complied with within seven days of the date of the relevant judgement or order or any execution, attachment, distress, sequestration or other process is levied or enforced on or sued out against any of the assets of the party and is not discharged within seven days;

(f)	a secured lender to the person takes any steps to obtain possession of the property on which it has security or otherwise to enforce its security; and

(g)	there occurs in relation to the party in any country or territory in which it carries on business or to the jurisdiction of whose courts any material part of its assets is subject any event which corresponds with or has an effect equivalent or similar to any of those mentioned in paragraphs ((a)) to (f) inclusive

LCIA Rules	means the LCIA Arbitration Rules of The London Court of International Arbitration as amended or updated from time to time

Material Contracts	the material agreements and arrangements to which the Company is a party

MW	megawatt

Planning Permission	the planning permission and any other consent, permit, approval, licence and authorisation by any Competent Authority in respect of the Project;

Project	has the meaning given to it in the Commercial Terms

Project Claim	any claim, lawsuit, action, proceedings or judgment arising out of or in connection with any of the Project Warranties

Project Warranties	each of the Seller Warranties set out at Part 2 of Schedule 4

Representative	means in respect of a person, its directors, officers, employees, contractors, advisers, consultants and agents engaged and/or under the instruction of the person

Sale Framework Agreement	means the sale framework agreement between E.E.W. Eco Energy World plc and the Buyer dated on or about the date of this Agreement;

Sale Shares	has the meaning given to it in the Commercial Terms

Sanctions Authority	(i) the United Nations Security Council; (ii) the United States government; (iii) the European Union; (iv) the United Kingdom government; (iv) the Country government; and (v) the respective governmental institutions and agencies of any of the foregoing, including the Office of Foreign Assets Control of the US Department of Treasury, the United States Department of State and Department of Commerce and Her Majesty’s Treasury

Sanctions Event	in respect of a person, (i) the implementation of measures on a person pursuant to Sanctions Law or (ii) a conviction, without further possibility of appeal, from a court of competent jurisdiction that the person has breached Sanctions Law

Sanctions Law	any Applicable Laws relating to economic or financial sanctions or trade embargoes, or related restrictive measures imposed, administered or enforced from time to time by a Sanctions Authority

Second Cash Amount	has the meaning given to it in the Commercial Terms

Second Settlement Date	has the meaning given to it in the Commercial Terms

Seller Warranties	the warranties set out in Schedule 4

Shareholders’ Agreement	the shareholders’ agreement between the Buyer (as ‘Company’) and the Seller (as an ‘Initial Shareholder’) and other shareholders in the Buyer dated on or about the date of this Agreement;

Site	the land on which the Project is or will be situated or which is necessary or desirable to develop, construct, access, operate and decommission the Project or for the Project’s connection to the local electricity distribution or transmission system

Surviving Provisions	clause 12, clause 14 to clause 18, clause 20 to clause 25 and clause 26

Tax or Taxation	all forms of direct and indirect tax, duty, rate, levy, charge or other imposition whenever and by whatever authority imposed and whether of the United Kingdom or elsewhere, including any tax on gross or net income, profit or gains, corporation tax, advance corporation tax, capital gains tax, capital transfers tax, inheritance tax, wealth tax, value added tax, customs duties, excise duties, rates, transfer taxes, capital duty, payroll taxes, national insurance and other similar social security contributions and any other taxes, duties, rates, levies, charges or imposes corresponding to, similar to, in the nature of, replaced by or replacing any of them, and any liability to make a payment by way of reimbursement, recharge, indemnity or damages connected in any way with any taxation and regardless of whether any such taxes duties rates, levies, charges, imposts are chargeable directly or primarily against or attributable directly or primarily to the Company or any other person and of which any amount in respect of any of them is recoverable from any other person (and all charges, interest penalties and fines incidental or relating to the foregoing), in each case regardless of how such amounts are collected

Tax Claim	any claim, lawsuit, action, proceedings or judgment arising out of or in connection with any of the Tax Warranties

Tax Warranties	the Seller Warranties set out in Part 3 of Schedule 4

Taxation Authority	a Taxation or other Competent Authority that imposes any liability in respect of Tax or which is responsible for the administration and/or collection of Tax or enforcement of any Applicable Law in respect of Tax

Transaction	the sale and purchase of the Sale Shares as contemplated by this Agreement

Transaction Documents	this Agreement, the Shareholders’ Agreement, the Sale Framework Agreement and the Development Services Agreement;

US Dollar or US$	US dollars or the lawful currency of the United States of America

VAT	value added tax or any equivalent, similar, additional or replacement sales, goods or services tax in any jurisdiction

Worker	any person (who is not an Employee) who personally performs work or services for the Company but who is not in business on their own account or in a client/customer relationship with the Company

26.2	Clause, Schedule and paragraph headings and the table of contents are for convenience only and shall not affect the interpretation of this Agreement.

26.3	References to clauses and Schedules are to the clauses of and Schedules to this Agreement and references to paragraphs are references to paragraphs of the Schedule in which they appear.

26.4	The Schedules and Background form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules and Background.

26.5	A reference to this Agreement or to any other agreement or document referred to in this Agreement is a reference to this Agreement or such other agreement or document as varied or novated (in each case, other than in breach of the provisions of this Agreement) in accordance with its terms from time to time.

26.6	Unless the context otherwise requires, words in the singular shall include the plural and the plural shall include the singular.

26.7	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

26.8	References to times of the day are to London time unless otherwise stated, and references to a day are to a period of 24 hours running from midnight to midnight.

26.9	A reference to a party means a person who is a party to this Agreement, a reference to parties means all of the parties to this Agreement and, upon any succession or permitted assignment, a reference to any party shall be deemed to include a reference to that party’s personal representatives, successors in title or permitted assigns.

26.10	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

26.11	A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the CA 2006 and for the purposes only of the membership requirement contained in sections 1159(1)(b) and (c), a company shall be treated as a member of another company even if its shares in that other Company is registered in the name of:

26.11.1	another person (or its nominee), by way of security or in connection with the taking of security; or

26.11.2	its nominee.

26.12	A reference to writing or written does not include fax but shall include email (unless otherwise expressly provided in this Agreement).

26.13	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms. Where the context permits, other and otherwise are illustrative and shall not limit the sense of the words preceding them.

26.14	References to a document in agreed form is to that document in the form agreed by the Buyer and the Seller by email on the date of this Agreement.

26.15	A reference to a statute, statutory provision or subordinate legislation is a reference to it as it is in force as at the date of this Agreement. A reference to a statute or statutory provision shall include all subordinate legislation made as at the date of this Agreement under that statute or statutory provision.

Schedule 1

Company

Company name:	Raglan Solar Pty Ltd
Registered number:	ACN 616515514
Registered office address:	Apiary Financial, Level 2, 16 McDougall Street, Milton, QLD 4064
Date of incorporation:	20 December 2016
Place and jurisdiction of incorporation:	New South Wales, Australia
Issued share capital:	100 ordinary shares of AUS$ each
Registered shareholder (and number of shares held):	EEW Eco Energy World Development Holdings One B.V. (sole shareholder)
Directors and shadow directors:	Charlotte Swanson
Secretary:	N/a

Schedule 2

Seller and Sale Shares

Part 1

Seller

Company name:	E.E.W. Eco Energy World Development Holdings One B.V.
Registered number:	75065665
Registered office address:	Schiphol Boulevard 127, 1118BG Schiphol
Date of incorporation:	12 June 2019
Place and jurisdiction of incorporation:	Netherlands
Issued share capital:	5,300,001.20 shares of EUR 1.20 each
Registered shareholder (and number of shares held):	E.E.W. Eco Energy World Development Holdings Limited (sole shareholder)
Directors and shadow directors:	Svante Sture Kumlin Carl Fredrik Werner
Secretary:	N/a

Part 2

Sale Shares

Seller	Sale Shares	Percentage of total shares
E.E.W. Eco Energy World Development Holdings One B.V.	100 AUS$1 ordinary shares	100%

Schedule 3

Completion

1	On the Completion Date the Seller shall deliver, or procure the delivery, to the Buyer a transfer of the Sale Shares duly executed by the Seller in favour of the Buyer.

2	The transfer referred to in paragraph 1 above shall be approved, subject to stamping, to be registered in the Company’s books.

Schedule 4

Seller Warranties

Part 1

Fundamental Warranties

1	Incorporation

The Seller and the Company is duly incorporated, duly organised and validly existing under the laws of its jurisdiction and has full power to conduct its business as conducted as at the date of this Agreement.

2	Corporate power and authority

The Seller has corporate power and authority to enter into and perform this Agreement and the provisions of this Agreement constitutes valid and binding obligations on that Seller and is enforceable against that Seller in accordance with its terms.

3	Due authorisation, execution and delivery

The Seller has duly authorised, executed and delivered this Agreement.

4	No breach

The execution and delivery by the Seller of, and the performance by the Seller of its obligations under, this Agreement will not:

4.1	result in a breach of or conflict with any provision of its constitutional documents;

4.2	result in material breach of, or constitute a material default under, any instruction to which it is a party or by which it is bound; or

4.3	result in a breach of any Applicable Law or of any order, decree or judgment of any court or any governmental or regulatory authority in any jurisdiction.

5	Consents

All consents, permission, authorisations, approvals and agreements of third parties and all authorisations, registrations, declarations, filings with any governmental department, commission, agency or other organisation having jurisdiction over the Seller which are necessary or desirable for the Seller to obtain in order to enter into and perform this Agreement have been unconditionally obtained in writing and have been in writing to the Seller.

6	Proceedings

There are no:

6.1	outstanding judgments, orders, injunctions or decrees of any governmental or regulatory body or arbitration tribunal against or affecting the Seller or any of their Affiliates;

6.2	actions, claims, lawsuits, demands or judgments pending or, to the knowledge of the Seller, threatened against or affecting the Seller or any of their Affiliates; or

6.3	investigations by any governmental or regulatory body which are pending or threatened against the Seller or any of its Affiliates, so far as the Seller is aware,

which in each case has or could have a material adverse effect on the ability of the Seller to perform its obligations under this Agreement.

7	Insolvency

No Insolvency Event has occurred in respect of any of the Seller and the entry into this Agreement and/or Completion would not be likely to result in an Insolvency Event. No Insolvency Event has occurred in respect of the Company.

8	Compliance

8.1	The Seller, its Affiliates and its and their Representatives has complied with all Anti-Bribery and Corruption Laws in all matters relating to this Agreement and the Project (and the matters contemplated herein).

8.2	None of the Seller or its directors or any of its Affiliates or their Representatives are subject to any ABC Events and there are no events or circumstances which may be reasonably likely to result in such persons being subject to ABC Event.

8.3	None of the Company or its Representatives are subject to any ABC Events and here are no events or circumstances which may be reasonably likely to result in such persons being subject to ABC Event.

8.4	None of the Seller or its directors or any of its Affiliates or their Representatives are subject to any Sanctions Events and there are no events or circumstances which may be reasonably likely to result in such persons being subject to Sanctions Event.

8.5	None of the Company or its Representatives are subject to any Sanctions Events and here are no events or circumstances which may be reasonably likely to result in such persons being subject to Sanctions Event.

8.6	None of the Seller or its Representatives or any of its Affiliates or their Representatives are subject to any Human Rights Events and there are no events or circumstances which may be reasonably likely to result in such persons being subject to Sanctions Event.

8.7	None of the Company or its Representatives are subject to any Human Rights Events and there are no events or circumstances which may be reasonably likely to result in such persons being subject to Sanctions Event.

9	Information

9.1	The details relating to the Company set out at Schedule 1 are true, accurate, complete and not misleading.

9.2	The details relating to the Seller set out at Schedule 2 are true, accurate, complete and not misleading.

10	Constitutional and Corporate Documents

10.1	Copies of the constitutional documents of the Company is included in the Data Room.

10.2	All statutory books and registers of the Company has been properly kept, are written up to date and contain a true and complete record of all material matters and information which are required to be contained in them. No notice or allegation has been received that any such books or registers are incorrect or should be rectified.

10.3	All material returns, particulars, resolutions and other documents that the Company is required by Applicable Law to file with, or deliver to, any authority in any jurisdiction have been correctly made up and duly filed or delivered on a timely basis.

10.4	All dividends or distributions declared, made or paid by the Company has been declared, made or paid in accordance with its memorandum and articles of association and all Applicable Laws regulating the payment of dividends and distributions.

11	Sale Shares

11.1	The Sale Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid or credited as fully paid and none of the Sale Shares have ever been allotted at a discount.

11.2	The Seller is the sole legal and beneficial owner of the Sale Shares set out opposite its name at Schedule 2.

11.3	Apart from this Agreement there is no agreement, arrangement or commitment outstanding which calls for the allotment, issue or transfer of, or accords to any person the right to call for the allotment, issue or transfer of, any share or loan capital of the Company.

11.4	No Encumbrance has been granted to any person or otherwise exists affecting the Sale Shares. No commitment to create any such Encumbrance has been given, nor has any person claimed any rights to such an Encumbrance.

Part 2

Project Warranties

1	Finance and Guarantees

1.1	The Company is not a party to, nor has it agreed to enter into, any actual or contingent form of borrowing and the Company does not have any Indebtedness which is outstanding to any person.

1.2	The Company has not given or entered into, or agreed to give or enter into, any Encumbrance, guarantee, indemnity or other similar security arrangement in respect of the indebtedness of, or the default in the performance of any obligation by, of any other person.

2	No other business

Since incorporation the only activity of the Company has been in respect of the development of the Project.

3	Related Party Agreements

The Company is not party to any agreements with the Seller or any of their Affiliates or its or their Representatives.

4	Material Contracts

4.1	Copies of the Material Contracts are contained in the Data Room, each of which is a true, accurate and complete copy.

4.2	The Company has not agreed to any material variation to, or any material waiver of any of its rights under, any of the Material Contracts.

4.3	So far as the Seller is aware, each Material Contract is in full force and effect and binding on the parties to it.

4.4	So far as the Seller is aware, neither the Company nor any counterparty is in default of any material obligations under any Material Contract and no such default has been threatened, and there are no facts or circumstances likely to give rise to any such default.

4.5	No notice of termination of a Material Contract has been received or served by the Company and so far as the Seller is aware there are no grounds for the termination, rescission, avoidance, repudiation, or a material change in the terms of any such contract or the suspension of all or any part of any obligations thereunder.

5	Site

5.1	Copies of each Land Agreement are contained in the Data Room, each of which is a true, accurate and complete copy.

5.2	The Company has not agreed to any material variation to, or any material waiver of any of its rights under, any of the Land Agreements.

5.3	So far as the Seller is aware, each Land Agreement is in full force and effect and binding on the parties to it.

5.4	So far as the Seller is aware, neither the Company nor any counterparty is in default of any material obligations under any Land Agreement and no such default has been threatened, and there are no facts or circumstances likely to give rise to any such default.

5.5	No notice of termination of a Land Agreement has been received or served by the Company and so far as the Seller is aware there are no grounds for the termination, rescission, avoidance, repudiation, or a material change in the terms of any such contract or the suspension of all or any part of any obligations thereunder.

5.6	The Company does not own, occupy, hold, control or otherwise use any real property other than pursuant to the Land Agreements.

5.7	The Company has no right of ownership, right to use, option, right of first refusal or contractual obligation to purchase or any other legal or equitable right affecting any land, building or other real property save as set out in the Land Agreements.

5.8	In relation to the Land Agreements neither the Seller nor the Company has received any written notice of any breach of any covenants, restrictions, stipulations or other encumbrances set out therein and there has not been (expressly or impliedly) any waiver of or acquiescence by the Company to any breach of them.

6	Planning

6.1	Copies of the Planning Permissions are contained in the Data Room, each of which is a true, accurate and complete copy.

6.2	The Company has not agreed to any material variation to, or any material waiver of any of its rights under, any of the Planning Permissions.

6.3	So far as the Seller is aware, each Planning Permission is in full force and effect.

6.4	So far as the Seller is aware, the Company is not in default of any material obligations under any Planning Permission and no such default has been threatened, and there are no facts or circumstances likely to give rise to any such default.

6.5	No notice of termination, revocation or invalidation of a Planning Permission has been received or served by the Company, and so far as the Seller is aware there are no grounds for the termination, rescission, avoidance, repudiation, or a material change in the terms of any such Planning Permission or the suspension of all or any part of any obligations thereunder.

7	Grid

7.1	Copies of each Grid Connection Offer are contained in the Data Room, each of which is a true, accurate and complete copy.

7.2	Each Grid Connection Offer has been validly accepted by the Company.

7.3	So far as the Seller is aware, each Grid Connection Offer is in full force and effect and binding on the parties to it.

7.4	The Company has not agreed to any material variation to, or any material waiver of any of its rights under, any of the Grid Connection Offers.

7.5	So far as the Seller is aware, neither the Company nor the DNO is in default of any material obligations under any Grid Connection Offer and no such default has been threatened, and there are no facts or circumstances likely to give rise to any such default.

7.6	No notice of termination of the Grid Connection Offers have been received or served by the Company, and so far as the Seller is aware there are no grounds for the termination, rescission, avoidance, repudiation, or a material change in the terms of any Grid Connection Offer or the suspension of all or any part of any obligations thereunder.

8	Powers of Attorney

There are no powers of attorney granted by the Company which are currently in force.

9	Disputes and Investigations

9.1	Neither the Company nor, so far as the Seller is aware, any of the directors of the Company or any person for whose acts such Company may be vicariously liable, is engaged or involved in, or otherwise subject to any of the following matters (such matters being referred to in this paragraph 9 as Proceedings):

9.1.1	any litigation or administrative, mediation, arbitration or other proceedings, or any claims, actions or hearings before any court, tribunal or any governmental, regulatory or similar body, or any department, board or agency; or

9.1.2	any dispute with, or any investigation, inquiry or enforcement proceedings by, any governmental, regulatory or similar body or agency in any jurisdiction.

9.2	No Proceedings have been threatened or are expected or pending by or against the Company nor, so far as the Seller is aware, any director of the Company or any person for whose acts the Company may be vicariously liable, and so far as the Seller is aware there are no facts or circumstances likely to give rise to any such Proceedings.

9.3	The Company:

9.3.1	are not affected by any subsisting or pending judgment, order or other decision or ruling of a court, tribunal, arbitrator, or any governmental, regulatory or similar body or agency in any jurisdiction; or

9.3.2	have not been party to any undertaking or assurance given to any court, tribunal, arbitrator, or any governmental, regulatory or similar body in any jurisdiction or to any other third party arising out of, or in connection with, any Proceedings which remains in force, and so far as the Seller is aware there are no facts or circumstances likely to give rise to it becoming subject to such a judgment, order or other decision or to be a party to any such undertaking or assurance.

10	The Environment

10.1	So far as the Seller is aware, the Company has at all times been operated in compliance with all EHS Law and neither the Seller nor the Company has received written notice in respect of any breach of or liability under any EHS Laws or any claim or liability in respect of EHS Matters relating to the Project or Sites.

10.2	The Company has not been threatened in writing with any investigation or enquiry by any authority, group, organisation or other person, nor has it received any written complaint, in connection with the Environment, any breach of EHS Laws or EHS Matters.

11	Employment and Pensions

11.1	The Company has not, nor has ever had, any Employees or Workers.

11.2	No offer of employment or engagement has been made by the Company that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

Part 3

Tax Warranties

1	Payment of Tax

So far as the Seller is aware, the Company has properly paid all Taxation prior to Completion which it has become liable to pay and it has not paid or become liable to pay any penalty, fine, surcharge or interest in connection with Taxation.

2	Compliance

So far as the Seller is aware, the Company has made all returns, claims for relief, applications, notifications, computations, reports, accounts, statements, registrations and assessments (whether physically in existence or electronically stored) (Returns) that it has been required by law to make prior to Completion.

3	International

The Company is resident for all Taxation purposes only in the jurisdiction in which it is incorporated and is not and has not been resident or liable to Taxation in any other jurisdiction (including under a double taxation agreement), and does not have and has never had any branch, agency or permanent establishment outside the jurisdiction in which it is incorporated or itself constituted an agent or permanent establishment of any person for any Taxation purpose.

4	Value Added Tax / GST

The Company is separately registered for VAT or general sales tax purposes.

Schedule 5

Buyer Warranties

1	Incorporation

The Buyer is duly incorporated, duly organised and validly existing under the laws of its jurisdiction and has full power to conduct its business as conducted as at the date of this Agreement.

2	Corporate power and authority

The Buyer has corporate power and authority to enter into and perform this Agreement and the provisions of this Agreement constitutes valid and binding obligations on the Buyer and is enforceable against the Buyer in accordance with their respective terms.

3	Due authorisation, execution and delivery

The Buyer has duly authorised, executed and delivered this Agreement.

4	No breach

The execution and delivery by the Buyer of, and the performance by the Buyer of its obligations under, this Agreement will not:

4.1	result in a breach of or conflict with any provision of its constitutional documents;

4.2	result in material breach of, or constitute a material default under, any instruction to which it is a party or by which it is bound; or

4.3	result in a breach of any Applicable Law or of any order, decree or judgment of any court or any governmental or regulatory authority in any jurisdiction.

5	Consents

All consents, permission, authorisations, approvals and agreements of third parties and all authorisations, registrations, declarations, filings with any governmental department, commission, agency or other organisation having jurisdiction over the Buyer which are necessary or desirable for the Buyer to obtain in order to enter into and perform this Agreement have been unconditionally obtained in writing and have been in writing to the Seller.

6	Proceedings

There are no:

6.1	outstanding judgments, orders, injunctions or decrees of any governmental or regulatory body or arbitration tribunal against or affecting the Buyer or any of its Affiliates;

6.2	actions, claims, lawsuits, demands or judgments pending or, to the knowledge of the Buyer, threatened against or affecting the Buyer or any of its Affiliates; or

6.3	investigations by any governmental or regulatory body which are pending or threatened against the Buyer or any of its Affiliates, so far as the Buyer is aware,

6.4	which in each case has or could have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement.

7	Compliance

7.1	The Buyer, its Affiliates and its and their Representatives has complied with all Anti-Bribery and Corruption Laws in all matters relating to this Agreement and the Project (and the matters contemplated herein).

7.2	None of the Buyer or its directors or any of its Affiliates or their Representatives are subject to any ABC Events and there are no events or circumstances which may be reasonably likely to result in such persons being subject to ABC Event.

7.3	None of the Buyer or its directors or any of its Affiliates or their Representatives are subject to any Sanctions Events and there are no events or circumstances which may be reasonably likely to result in such persons being subject to Sanctions Event.

7.4	None of the Buyer or its Representatives or any of its Affiliates or their Representatives are subject to any Human Rights Events and there are no events or circumstances which may be reasonably likely to result in such persons being subject to Sanctions Event.

8	Insolvency

No Insolvency Event has occurred in respect of the Buyer and the entry into this Agreement and/or Completion would not be likely to result in an Insolvency Event.

Schedule 6

Limitations

1	Time limits

1.1	The Seller shall not be liable for any Claim unless the Buyer gives notice in writing summarising the general nature of the Claim and, as far as is reasonably practicable, the amount claimed, to the Seller:

1.1.1	in the case of a Fundamental Claim, on or before the Fundamental Claim Deadline;

1.1.2	in the case of a Project Claim, on or before the Project Claim Deadline; and

1.1.3	in the case of a Tax Claim, on or before the Tax Claim Deadline.

1.2	To the extent that a Claim arises out of a liability which at the time that it is notified to the Seller is contingent only, the Seller shall not be liable for such Claim or under any obligation to make any payment to the Buyer until the liability ceases to be contingent.

1.3	A Claim shall not be enforceable against the Seller and shall be deemed withdrawn (and may not be commenced) if formal legal proceedings are commenced in respect of that Claim within six (6) months of notice of the Claim pursuant to paragraph 1.1 and the Claim is pursued and continued with all reasonable diligence.

2	Financial Limits

2.1	Subject always to clause 8.2 of this Agreement, the maximum aggregate liability of the Seller for all Claims shall not exceed the Aggregate Cap.

3	Minimum Threshold Value

3.1	Subject always to clause 8.2 of this Agreement, the Seller shall have no liability in respect of any Claim unless:

3.1.1	the amount of the Claim exceeds the Individual Minimum Threshold; and

3.1.2	the amount of all Claims validly commenced by the Buyer exceeds the Aggregate Minimum Threshold.

4	Knowledge

4.1	The Seller shall not be liable for a Claim (other than a Fundamental Claim) to the extent that the fact, matter or circumstance giving rise to such Claim:

4.1.1	has been Disclosed; or

4.1.2	is within the actual or constructive knowledge of the Buyer or any other member of the Buyer’s Group (or any of their Representatives) on or prior to the execution of this Agreement.

5	Completion

The Buyer shall not be entitled to bring any Fundamental Claim, Project Claim or Tax Claim unless and until Completion has occurred.

6	Excluded losses

6.1	The Seller shall not be liable in respect of any Claim for any:

(a)	indirect or consequential losses;

(b)	wasted management and staff time and costs and expenses (whether direct or indirect);

(c)	loss of goodwill (whether direct or indirect);

(d)	loss of reputation (whether direct or indirect);

(e)	loss of revenue or profit (whether direct or indirect);

(f)	loss of business opportunity (whether direct or indirect); and

(g)	punitive damages.

6.2	The Seller shall not be liable in any Claim or otherwise for any loss or liability suffered or incurred by the Buyer as a result of any subscription or investment into the Buyer by any person or which may be owed to such a person (or to make any contribution in respect of such amount).

7	Covenants not to sue

7.1	No person other than the Buyer shall be entitled to make any Claim.

7.2	The Buyer covenants that it shall not bring any Claim against any Affiliate of the Seller or any individual (including any officer, agent, representative, consultant, employee or advisor engaged by the Seller or any of its Affiliates) in connection with any Claim or otherwise in respect of this Agreement, the Sale Shares or the Project.

8	No double recovery

8.1	The Buyer shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one liability, loss or breach or other set of circumstances which give rise to more than one Claim or claim under this Agreement.

8.2	The Buyer shall not be entitled to bring any Claim to the extent that any Affiliate has recovered damages or obtained payment, reimbursement, restitution or indemnity.

9	Insurance

9.1	The Seller shall not be liable in respect of any Claim to the extent that it has recovered damages or obtained payment, reimbursement, restitution or indemnity pursuant to any contract or policy of insurance pursuant to which the Buyer may be the beneficiary, co-insured or otherwise entitled to recover (or would have recovered or obtained if it had maintained such policy and made a claim for such amounts).

9.2	The Buyer shall, prior to making any Claim, seek to recover damages or obtain payment, reimbursement, restitution or indemnity pursuant to any contract or policy of insurance to which the Buyer may be the beneficiary, co-insured or otherwise entitled to recover.

10	Tax limitations

The Seller shall not be liable for any Tax Claim to the extent that:

10.1	the liability for tax (or increase in liability for tax) has arisen in and relates to the ordinary course of business of the Company;

10.2	the liability for tax arises or is increased as a consequence of any failure by the Buyer to comply with their obligations as set out in this Agreement;

10.3	an amount in respect of liability for tax has already been recovered by the Company from another person (other than the Buyer);

10.4	any tax relief of the Company incurred in or in respect of a period ended on or before Completion is available to relieve or mitigate the relevant liability for Tax;

10.5	the Tax Claim relates to any charges, interest, penalties and fines that are attributable to any unreasonable delay by the Buyer or Company following Completion.

11	Mitigation

Nothing in this Agreement restricts or limits the general obligation pursuant to Applicable Law of the Buyer to mitigate any loss or damage which it may suffer or incur as a consequence of any breach of this Agreement or in relation to any other matter, event or circumstance which gives rise to a Claim.

12	Net Benefit

The Seller shall not be liable for any Claim to the extent of any corresponding savings by or net quantifiable financial benefit to the Buyer (including any deductible tax losses) arising from the facts giving rise to such Claim.

13	General

The Seller shall not be liable for a Claim:

13.1	if such Claim or the matters or circumstances giving rise to such Claim would not have arisen but for a voluntary act or omission carried out or effected by the Buyer, any Affiliate of the Buyer, and of its or their Representatives and/or the Company at any time after Completion, other than any act or omission carried out or effected under a legally binding commitment of the Company created before Completion;

13.2	to the extent that such Claim arises or is increased as a result of:

13.2.1	the transactions carried out pursuant to this Agreement and the Transaction Documents including the sale of the Sale Shares pursuant to this Agreement;

13.2.2	any increase in rates of Taxation or any change in or introduction of law or any change in the interpretation or application of law by a court or Taxation Authority or any change or withdrawal by a Taxation Authority of any published practice or concession;

13.2.3	the passing of, or a change in, any law, rule, regulation, interpretation of the law or administrative practice of a government, government department, agency or regulatory body, in each case after the date of this Agreement;

13.2.4	any change in generally accepted accounting principles after the date of this Agreement;

13.2.5	any change in the accounting principles or practice of the Buyer or any member of the Buyer’s Group introduced or having effect after the date of this Agreement;

13.2.6	any act, omission, transaction or arrangement carried out by or at the written request of the Buyer; or

13.2.7	where such Claim is based on a liability which is contingent only, unless and until such contingent liability becomes and actual liability.

The parties or their authorised representatives have executed this Agreement on the date appearing in the Commercial Terms.

Executed and delivered as a deed by

E.E.W. Eco Energy World Development Holdings

One B.V.

acting by two directors

/s/ Mr. Svante Sture Kumlin
Director
Name: Mr. Svante Sture Kumlin

/s/ Mr. Fredrik Werner
Director
Name: Mr. Fredrik Werner

Executed and delivered as a deed by

EEW H2 Limited

acting by two directors

/s/ Mr. Henry Hall
Director
Name: Mr. Henry Hall

/s/ Mr. Svante Sture Kumlin
Director
Name: Mr. Svante Sture Kumlin